CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com

FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces Initial Distributions

New York, NY, June 23, 2011 – The board of directors of Business Development Corporation of America (“BDCA” or the “Company”), a non-traded business development company, has declared a series of distributions representing an annualized yield of 8.11% based on the Company’s current public offering price of $10 per share.  The monthly distributions will be made based on record dates beginning the later of July 15, 2011, and the date the Company attains gross offering proceeds of at least $2.5 million, pursuant to the Company’s registered offering of its common stock.

BDCA Adviser, LLC, the adviser (“the Adviser”) of the Company, announced today a number of significant changes to its existing advisory arrangement with Main Street Capital (“Main Street”).  Going forward, Main Street will furnish certain non-investment advisory services to the Adviser, including certain consulting, compliance, administrative and strategic planning services, thus canceling the current sub-advisory agreement between the parties.  As a result, the Adviser has reduced its management fees 25%, from 2.0% to 1.5% on average gross assets.

“By restructuring our arrangement with Main Street Capital,” stated Nicholas Schorsch, Chairman and CEO of American Realty Capital, owner of the Adviser, “and doing away with a duplicative compensation program, we were able to deliver immediately a higher quality transaction with lower fees."  Vince Foster, CEO of Main Street, added, "The modified lower management fee arrangement enhances overall shareholder value by providing an improved corporate governance structure, which we strongly endorse."

At the same time, the board of directors of the Company announced that it had entered into a letter of intent with Main Street to co-invest in a package of senior loan participations owned by Main Street that will represent its initial investment.  Although the board of directors of the Company believes that the acquisition of the initial investment package is probable, there can be no assurance that the acquisition will be consummated.

"We are delighted to announce this first co-investment with Main Street in a portfolio of high yielding assets, and expect that this will be the first of many co-investments with Main Street, a firm we believe represents the very best in class.  Furthermore, utilizing the $10 million credit facility provided to BDCA by Main Street allows us substantially to enhance our buying power.” offered Peter Budko, Chief Executive Officer of the Adviser.

Additionally, BDCA announced that its board of directors had approved a resolution which provides that: (i) commencing 12 months after January 27, 2011, the effective date of BDCA’s initial public offering, BDCA will offer to repurchase shares at a price equal to 92.5% of the offering price; and (ii) commencing 24 months after the effective date of the initial public offering, BDCA will offer to repurchase shares at a price equal to 95% of the offering price.  In the event of the death or disability of a stockholder, BDCA will repurchase the shares purchased in the IPO at 100% of the purchase price.

The board also announced that Peter Budko, the Chief Investment Officer of American Realty Capital, has been appointed Chief Executive Officer of the Adviser and will assume executive responsibility for BDCA. Mr. Budko founded and formerly served as the group head of the Structured Asset Finance Group of Wachovia Capital Markets from February 1997 to January 2006.

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.